Exhibit 10.41

DOE F 4600.1#	U.S. DEPARTMENT OF ENERGY

(7/05)	NOTICE OF FINANCIAL ASSISTANCE AWARD

Under the authority of Public Law    95-91 DOE Organization Act , as amended by PL 109-58 Energy Policy Act 2005

1.	PROJECT TITLE “Evaluation of Control Strategies to Effectively Meet 70-90% Mercury Reduction on an Eastern Bituminous Coal Cyclone Boiler with SCR”		2.	INSTRUMENT TYPE ☐ GRANT ☒ COOPERATIVE AGREEMENT
3.	RECIPIENT (Name, address, zip code) ADA-ES, Inc. 8100 South Park Way, Unit B Littleton, CO 80120		4.	INSTRUMENT NO. DE-FC26-06NT42780	5.	AMENDMENT NO. A000
			6.	BUDGET PERIOD	7.	PROJECT PERIOD

				FROM:4/1/06 THRU:4/30/07		FROM:4/1/06 THRU:12/31/07
8.	RECIPIENT PROJECT DIRECTOR (Name, phone and E-mail)		10.	TYPE OF AWARD
	C. Jean Bustard 303-339-8843	jeanb@adaes.com Fax: 303-734-0330		☒ NEW ☐ CONTINUATION ☐ RENEWAL ☐ REVISION ☐ INCREMENTAL FUNDING
9.	RECIPIENT BUSINESS OFFICER (Name, phone and E-mail)
	Chuck Hoelzel 303-339-8870	chuckh@adaes.com Fax: 303-734-0330
11.	DOE PROJECT OFFICER (Name, address, phone and E-mail) National Energy Technology Laboratory ATTN: Andrew O’Palko, MS C04 3610 Collins Ferry Road, P. O. Box 880 Morgantown, WV 26507-0880 304-285-4715 andrew.opalko@netl.doe.gov		12.

ADMINISTERED FOR DOE BY (Name, address, phone and E-mail)

National Energy Technology Laboratory

ATTN: Bonnie Dowdell, MS 921-107

626 Cochrans Mill Road, P. O. Box 10940

Pittsburgh, PA 15236-0940

412-386-5879                    bonnie.dowdell@netl.doe.gov

13.	RECIPIENT TYPE

	☐ STATE GOV’T	☐ INDIAN TRIBAL GOV’T	☐ HOSPITAL	☒ FOR PROFIT ORGANIZATION	☐ INDIVIDUAL

	☐ LOCAL GOV’T	☐ INSTITUTION OF HIGHER EDUCATION	☐ OTHER NONPROFIT ORGANIZATION	☒ C ☐ P ☐ SP	☒ OTHER (Specify) Small Business

14.	ACCOUNTING AND APPROPRIATIONS DATA:			15. EMPLOYER I.D. NUMBER

150 2006 31 220311 61000000 25500 1610241				a. TIN: 84-1341182 b. DUNS: 133314067
16.	BUDGET AND FUNDING INFORMATION
a. CURRENT BUDGET PERIOD INFORMATION			b. CUMULATIVE DOE OBLIGATIONS
(1)	DOE Funds Obligated This Action	$412,550	(1)	This Budget Period	$412,550

(2)	DOE Funds Authorized for Carry Over	$0		[Total of lines a.(1) and a.(3)]

(3)	DOE Funds Previously Obligated in this Budget Period	$0

(4)	DOE Share of Total Approved Budget	$1,850,000	(2)	Prior Budget Periods	$0

(5)	Recipient Share of Total Approved Budget	$1,336,417

(6)	Total Approved Budget	$3,186,417	(3)	Project Period to Date	$412,550

				[Total of lines b.(1) and b.(2)]

17.	TOTAL ESTIMATED COST OF PROJECT, INCLUDING DOE FUNDS TO FFRDC: $ 4,305,970 ($2,500,000 DOE)

(This is the current estimated cost of the project. It is not a promise to award nor an authorization to expend funds in this amount.)
18	AWARD AGREEMENT TERMS AND CONDITIONS
This award/agreement consists of this form plus the following:
a. Special terms and conditions.
	b. Applicable program regulations (specify)			(Date) .
c. DOE Assistance Regulations, 10 CFR Part 600at http://ecfr.gpoaccess.gov or, if the award is a grant to a Federal Demonstration Partnership (FDP) institution, the FDP Terms & Conditions and the DOE FDP Agency Specific Requirements at http://www.nsf.gov/awards/managing/fed_dem_part.jsp.
d. DOE and ADA-ES agree that ADA-ES’ original application dated September 15, 2005, has been approved by DOE and is incorporated into the Cooperative Agreement.
e. National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://grants.pr.doe.gov.
19.	REMARKS
This Financial Assistance Award is Subject to the Terms and Conditions Contained in Parts 1 through 5, attached hereto. SEE CONTINUATION PAGES
20.	EVIDENCE OF RECIPIENT ACCEPTANCE		21.	AWARDED BY

	/s/ Richard Schlager	04-20-06		/s /Raymond D. Johnson	03-30-06
	(Signature of Authorized Recipient Official)	(Date)		(Signature)	(Date	)

	Richard Schlager			Raymond D. Johnson
	(Name)			(Name)

	Vice President of Administration			Contracting Officer
	(Title)			(Title)

TABLE OF CONTENTS

FACE PAGE - DOE FORM 4600.1		1
ATTACHMENT 1 – SPECIAL TERMS AND CONDITIONS		3
1.	RESOLUTION OF CONFLICTING CONDITIONS (OCT 2004)	3
2.	PAYMENT PROCEDURES – REIMBURSEMENT THROUGH THE AUTOMATED STANDARD APPLICATION FOR PAYMENTS (ASAP) SYSTEM (OCT 2004)	3
3.	COST SHARING (OCT 2004)	3
4.	INCREMENTAL FUNDING (OCT 2004)	4
5.	STATEMENT OF FEDERAL STEWARDSHIP (OCT 2004)	4
6.	STATEMENT OF SUBSTANTIAL INVOLVEMENT (OCT 2004)	4
7.	SITE VISITS (OCT 2004)	5
8.	REPORTING REQUIREMENTS (OCT 2004)	5
9.	PUBLICATIONS (OCT 2004)	6
10.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS (OCT 2004)	6
11.	INTELLECTUAL PROPERTY PROVISIONS (OCT 2004)	6
12.	CONTACT INFORMATION FOR INTELLECTUAL PROPERTY MATTERS (NOV 2005)	6
13.	NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD (OCT 2004)	7
14.	CONTINUATION APPLICATION AND FUNDING (OCT 2004)	8
15.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS (OCT 2004)	8
16.	LOBBYING RESTRICTIONS (OCT 2004)	8
17.	ANNUAL INDIRECT COST PROPOSAL AND RECONCILIATION (OCT 2004)	9
18.	NETL SPECIAL TERMS AND CONDITIONS	9
	PERFORMANCE OF WORK IN THE U.S.	9
	LIMITATION ON PERFORMANCE AND MAXIMUM GOV’T. LIABILITY	9
	DECISION POINT	9
ATTACHMENT 2 - INTELLECTUAL PROPERTY PROVISIONS
1.	INTELLECTUAL PROPERTY PROVISIONS	11
2.	LIMITED RIGHTS DATA (JAN 2004)	22
ATTACHMENT 3 – STATEMENT OF PROJECT OBJECTIVES		24
ATTACHMENT 4 - FEDERAL ASSISTANCE REPORTING CHECKLIST		29
ATTACHMENT 5 – BUDGET PAGE(S)		43

ATTACHMENT I - SPECIAL TERMS AND CONDITIONS

1.	RESOLUTION OF CONFLICTING CONDITIONS (OCT 2004)

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award for guidance.

2.	PAYMENT PROCEDURES – REIMBURSEMENT THROUGH THE AUTOMATED STANDARD APPLICATION FOR PAYMENTS (ASAP) SYSTEM (OCT 2004)

a.	Method of Payment. Payment will be made by reimbursement through the Department of Treasury’s ASAP system.

b.	Requesting Reimbursement. Requests for reimbursements must be made through the ASAP system. Your requests for reimbursement should coincide with your normal billing pattern, but not more frequently than every two weeks. Each request must be limited to the amount of disbursements made for the federal share of direct project costs and the proportionate share of allowable indirect costs incurred during that billing period.

c.	Adjusting payment requests for available cash. You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

d.	Payments. All payments are made by electronic funds transfer to the bank account identified on the ASAP Bank Information Form that you filed with the U.S. Department of Treasury.

3.	COST SHARING (OCT 2004)

a.	Notwithstanding the recipient’s cost share described below in paragraph b, you must cost share a minimum of *41.94 percent of the total allowable Project Costs (Total allowable Project Costs are the sum of the Government share and the Recipient share of allowable project costs). Your cost share must come from non-Federal sources. By accepting federal funds under this award, you agree that you are liable for your percentage share of the total allowable Project Costs incurred even if the project is terminated early or is not funded to its completion.

*Based on actual project conditions (for example the amount of activated carbon actually used in the testing), the parties may agree to negotiate a reduced budget and cost share level. At a minimum, the amount of cost share provided to the project must be at least 25%.

b.	Total Estimated Project Cost is the sum of the Government share and Recipient share of the estimated project costs. This cost is shared as follows:

Budget Period No.	Budget Period Start Date	Government Share		Recipient Share		Total Estimated Cost

1	4/1/06	$1,850,000	58.06%	1,336,417	41.94%	$3,186,417
2	5/1/07	$650,000	58.06%	$469,553	41.94%	$1,119,553

Total Project		$2,500,000	58.06%	1,805,970	41.94%	4,305,970

c.	If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph b of this article, you should immediately provide written notification to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award indicating whether you will continue or phase out the project. If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

d.	You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE. Such records are subject to audit.

e.	Failure to provide the cost sharing required by this article may result in the subsequent recovery by DOE of some or all the funds provided under the award.

4.	INCREMENTAL FUNDING (OCT 2004)

This budget period is funded on an incremental basis. The maximum obligation of the DOE is limited to the amount shown in Block 16.b. (3) “CUMULATIVE DOE OBLIGATIONS Project Period to Date” on the Notice of Financial Assistance Award. You are not obligated to continue performance of the project beyond the total amount shown in Block 16.b. (3) and your pro rata share of the project costs, if cost sharing is required. Subject to the availability of additional funds, DOE anticipates obligating the total amount shown in Block 16.a. (4) for the current budget period.

5.	STATEMENT OF FEDERAL STEWARDSHIP (OCT 2004)

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to insure that the award objectives have been accomplished.

6.	STATEMENT OF SUBSTANTIAL INVOLVEMENT (OCT 2004)

RECIPIENT’S RESPONSIBILITIES. The Recipient is responsible for:

Performing the activities supported by this award, including providing the required personnel, facilities, equipment, supplies and services;

Defining approaches and plans, submitting the plans to DOE for review, and incorporating DOE comments;

Managing and conducting the project activities;

Attending program review meetings and reporting project status when requested by the DOE Project Officer;

Submitting technical reports and incorporating DOE comments; and;

Presenting the project results at appropriate technical conferences or meetings as directed by the DOE Project Officer.

DOE RESPONSIBILITIES. DOE is responsible for:

Reviewing in a timely manner project plans, including technology transfer plans, and recommending alternate approaches effort if the plans do not address critical programmatic issues;

When necessary, conducting program review meetings to ensure adequate progress and that the work accomplishes the program and project objectives. Recommending alternate approaches or shifting work emphasis, if needed;

Promoting and facilitating technology transfer activities, including disseminating program results through presentations and publications; and

Serving as scientific/technical liaison between awardees and other program or industry staff.

Reviewing and concurring with ongoing technical performance to ensure that adequate progress has been obtained within the current activities/tasks authorized by DOE before work can commence on subsequent activities/tasks as addressed within the “CONTINUATION APPLICATION AND FUNDING” provisions of this Cooperative Agreement.

7.	SITE VISITS (OCT 2004)

DOE’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. You must provide and must require your subawardees to provide reasonable facilities and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

8.	REPORTING REQUIREMENTS (OCT 2004)

a.	Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.	Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data or SBIR/STTR data. In addition, these reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

9.	PUBLICATIONS (OCT 2004)

a.	You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy under Award Number DE-FC26-06NT42780.”

Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

10.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS (OCT 2004)

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

11.	INTELLECTUAL PROPERTY PROVISIONS (OCT 2004)

The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced in Block 19 of the Notice of Financial Assistance Award.

12.	CONTACT INFORMATION FOR INTELLECTUAL PROPERTY MATTERS (NOV 2005)

Questions regarding intellectual property matters should be referred to the Patent Counsel designated as the service provider for the DOE office that issued the award. The List of IP Service Providers is found at http://www.gc.doe.gov/gcmain.html, click on Intellectual Property and Laboratory Partnering, and then click on List of IP Service Providers.

13.	NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD (OCT 2004)

a.	This award is intended for unclassified, publicly releasable research. You will not be granted access to classified information. DOE does not expect that the results of the research project will involve classified information. Under certain circumstances, however, a classification review of information originated under the award may be required. The Department may review research work generated under this award at any time to determine if it requires classification.

b.	Executive Order 12958 (60 Fed. Reg. 19,825 (1995)) states that basic scientific research information not clearly related to the national security shall not be classified. Nevertheless, some information concerning (among other things) scientific, technological, or economic matters relating to national security or cryptology may require classification. If you originate information during the course of this award that you believe requires classification under this Executive order, you must promptly:

1.	Notify the DOE Project Officer identified in Block 11 and the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award;

2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P.O. Box A; Germantown, MD 20875-0963, for classification review.

3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 30 days after receipt by the Director, Office of Classification and Information Control.

c.	If you originate information concerning the production or utilization of special nuclear material (i.e., plutonium, uranium enriched in the isotope 233 or 235, and any other material so determined under section 51 of the Atomic Energy Act) or nuclear energy, you must:

1.	Notify the DOE Project Officer identified in Block 11 and the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award.

2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P. O. Box A; Germantown, MD 20875-0963 for classification review within 180 days of the date the recipient first discovers or first has reason to believe that the information is useful in such production or utilization.

3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 90 days after receipt by the Director, Office of Classification and Information Control.

d.	If DOE determines any of the information requires classification, you agree that the Government may terminate the award by mutual agreement in accordance with 10 CFR 600.25(d). All material deemed to be classified must be forwarded to the DOE, in a manner specified by DOE.

e.	If DOE does not respond within the specified time periods, you are under no further obligation to restrict access to the information.

14.	CONTINUATION APPLICATION AND FUNDING (OCT 2004)

a.	Continuation Application. A continuation application is a non-competitive application for an additional budget period within a previously approved project period. At least 90 days before the end of each budget period, you must submit to the DOE Project Officer identified in Block 11 and the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award your continuation application, which includes the following information:

1.	A report on your progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

2.	A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award.

3.	A description of your plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved application.

b.	Continuation Funding. Continuation funding is contingent on (1) availability of funds; (2) satisfactory progress towards meeting the objectives of your approved application; (3) submittal of required reports; and (4) compliance with the terms and conditions of the award.

15.	NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS (OCT 2004)

You are restricted from taking any action using Federal funds, which would have an adverse affect on the environment or limit the choice of reasonable alternatives prior to DOE providing either a NEPA clearance or a final NEPA decision regarding this project. Prohibited actions include, but are not limited to, demolition of existing buildings, site clearing, ground breaking, construction, and/or detailed design. This restriction does not preclude you from performing Task 1 (Site Coordination, Kick-Off Meetings, Develop Test Plan and QA/QC Plan) or preliminary system design.

16.	LOBBYING RESTRICTIONS (OCT 2004)

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

17.	ANNUAL INDIRECT COST PROPOSAL AND RECONCILIATION (OCT 2004)

a.	In accordance with the applicable cost principles, you must submit an annual indirect cost proposal, reconciled to your financial statements, within six months after the close of each fiscal year, unless you have negotiated a predetermined or fixed indirect rate(s), or fixed amount for indirect or facilities and administration (F&A) costs.

b.	You should submit your annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs. If DOE is the cognizant agency, send your proposal to the Cognizant Department of Energy Office (CDO). If you do not have a cognizant agency or if you do not know your DOE CDO, contact the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award.

18.	NETL SPECIAL TERMS AND CONDITIONS

a.	DOCUMENTING TIMESHEET CHANGES

As a condition of this award, the Recipient agrees to address the deficiency cited in the DCAA Audit Report No. 3121-2005B1031002 regarding their timekeeping system. According to the audit findings, ADA-ES’ electronic timekeeping system does not provide an audit trail (i.e., supporting documentation or an explanation) for changes made to employee time records before supervisory approval. Within 30 days from the date of this award, the Recipient shall submit a written response, either in the form of a corrective action plan to mitigate or rectify this deficiency, or a rebuttal to the audit findings and recommendations. Failure to respond in a timely manner may result in delay or suspension of payment.

b.	PERFORMANCE OF WORK IN THE UNITED STATES (AUG 2003)

The Recipient agrees that at least 75% of the direct labor cost for the project (including subcontractor labor) will be incurred in the United States unless the Recipient can demonstrate to the satisfaction of the DOE that the United States economic interest will be better served through a greater percentage of work performed outside the United States.

c.	LIMITATION ON PERFORMANCE AND MAXIMUM GOVERNMENT LIABILITY

In performing the Statement of Project Objectives (Attachment 3) under this Cooperative Agreement, the Recipient intends to conduct full-scale field testing of sorbent injection for mercury emissions control at Public Service of New Hampshire’s (PSNH’s) Merrimack Station Unit 2. The Recipient is authorized to perform activities including Task 1 (Site Coordination, Kick-Off Meetings, Develop Test Plan and QA/QC Plan) and preliminary system design, but is not authorized to proceed beyond August 1, 2006 or to incur project expenditures exceeding $150,000 of DOE share until such time as:

A fully executed host site agreement is furnished to the DOE which: (i) Provides for the use of PSNH’s Merrimack Station Unit 2 for the project, or (ii) Provides the use of an alternate host site that is acceptable to DOE.

In the event the Recipient has not satisfied the conditions set forth above by August 1, 2006, DOE shall have the right to declare the cooperative agreement concluded. In such event, DOE shall not be liable for any costs in excess of DOE’s share of cost in the amounts shown above.

(Remainder of page intentional left blank)

ATTACHMENT 2 - INTELLECTUAL PROPERTY PROVISIONS

1.	INTELLECTUAL PROPERTY PROVISIONS

CSB-1003

Intellectual Property Provisions (CSB-1003)

Cooperative Agreement

Research, Development, or Demonstration

Domestic Small Businesses

01. FAR 52.227-1	Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

02. FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996) This clause is not applicable if the award is for less than $100,000, in aggregate.

03. 10 CFR 600.325

Rights in Data - General (OCT 2003)

Appendix A If the contracting officer, in consultation with DOE patent counsel and the DOE program official, determines that delivery of limited rights data or restricted computer software is necessary, Alternates I and II may be inserted into the clause after negotiations with the applicant.

04. FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)

05 10 CFR 600.325	Patent Rights (Small Business Firms and Nonprofit Appendix A Organizations) (OCT 2003)

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01. FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

(End of clause)

03. 10 CFR Part 600.325 Appendix A, Rights in Data—General (OCT 2003)

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing, or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights, as used in this clause, means the rights of the Government in limited rights data as set forth in the Limited Rights Notice of subparagraph (g)(2) if included in this clause.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software; including minor modifications of such computer software. Restricted rights, as used in this clause, means the rights of the Government in restricted computer software, as set forth in a Restricted Rights Notice of subparagraph (g)(3) if included in this clause, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract, including minor modifications of such computer software.

Technical data, as used in this clause, means data (other than computer software) which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base. Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

(b) Allocations of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in--

(i) Data first produced in the performance of this agreement;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph (g) of this clause.

(2) The Recipient shall have the right to--

(i) Use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, unless provided otherwise in paragraph (d) of this clause;

(ii) Protect from unauthorized disclosure and use those data which are limited rights data or restricted computer software to the extent provided in paragraph (g) of this clause;

(iii) Substantiate use of, add or correct limited rights, restricted rights, or copyright notices and to take over appropriate action, in accordance with paragraphs (e) and (f) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Unless provided otherwise in paragraph (d) of this clause, the Recipient may establish, without prior approval of the Contracting Officer, claim to copyright subsisting in data first produced in the performance of this agreement. When claim to copyright is made, the Recipient shall affix the applicable copyright notices of 17 U.S.C. 401 or 402 and acknowledgement of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data not first produced in the performance of this agreement and which contains the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software the Government shall acquire a copyright license as set forth in subparagraph (g)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated in or made part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this agreement.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this award, which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the contracting officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the

Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subparagraph (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subparagraph (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination becoming final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery or such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient:

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized, or

(ii) Correct any incorrect notices.

(g) Protection of Limited Rights Data and Restricted Computer Software

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and qualify as either limited rights data or restricted computer software, if the Recipient desires to continue protection of such data, the Recipient shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding, the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof. Limited rights data that are formatted as a computer data base for delivery to the Government are to be treated as limited rights data and not restricted computer software.

(Alternate I)

(g)(2) Notwithstanding subparagraph (g)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following “Limited Rights Notice” to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a) These data are submitted with limited rights under Government agreement No. DE-FC26-06NT42780 (and subaward/contract No.             , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1) Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2) This “limited rights data” may be disclosed for evaluation purposes under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(3) This “limited rights data” may be disclosed to other contractors participating in the Government’s program of which this Recipient is a part for information or use (except for manufacture) in connection with the work performed under their awards and under the restriction that the “limited rights data” be retained in confidence and not be further disclosed;

(4) This “limited rights data” may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the “limited rights data” be retained in confidence and not be further disclosed; and

(5) Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

(h) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with the subaward/contract award without further authorization.

(i) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause, or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(j) The recipient agrees, except as may be otherwise specified in this award for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this award, inspect at the Recipient’s facility any data withheld pursuant to paragraph (g) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector. (End of clause)

04. FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)

Except for data contained on pages (none), it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the “Rights in Data—General” clause contained in this contract) in and to the technical data contained in the proposal dated September 15, 2005, upon which this contract is based.

05 10 CFR 600.325 Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26

U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used. Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs

(c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.

(2) The Recipient’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency’s licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to take the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency’s licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action To Protect Government’s Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.”

(g) Subaward/Contract

(1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors’ subject inventions.

(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) Special Provisions for Awards With Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient’s licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary’s review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).

(l) Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m) Electronic Filing

Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed. [End of clause]

2. LIMITED RIGHTS DATA (JAN 2004)

1.	The limited rights data subject to the “Rights in Data” clause in this award are listed below. This listing of data, which are asserted by the Recipient to be limited rights data, does not constitute an admission by the Government that the data is in fact limited rights data.

a.	Sorbent injection system (design of sorbent storage and sorbent feeding equipment).

b.	Sorbents (manufacturing process, composition, or other manufacturer proprietary information).

NOTE: The nature of all sorbents tested under this project shall be provided to the DOE Project Officer prior to being tested. The proprietary nature of such data shall be respected by DOE/NETL. See “Rights in Data – General clause above, 03. 10 CFR Part 600.325 Appendix A, section (g)(2) Alternate I. All sorbents must receive prior approval by the DOE Project Officer prior to being tested under this project.

2.

If a patent is issued by the United States Patent and Trademark Office or the patent office of any foreign country based on any information asserted to be limited rights data, the Government will no longer treat any data contained in such issued patent as limited rights data. In addition, if any information asserted to be limited rights data results in or becomes a Subject Invention, as that term is defined in the patent rights clause of this agreement, the Government will only treat such data as limited rights data until the Recipient has filed its initial patent application.

3.

The Recipient shall not introduce or utilize any limited rights data not identified in paragraph (1) above in the performance of the award without the expressed written permission of the Contracting Officer.

4.

Minimum technical data deliverable with unlimited rights. Not withstanding any other provision of this award, the following technical data first produced under this award as a minimum, shall be delivered to the DOE with unlimited rights:

a.	Sorbent Injection System (operating parameters-throughput, airflow rate, location of injection ports, number of injection locations, general process diagram).

b.	Sorbents

i.	Performance at removing mercury from flue gas (% removal).

ii.	Physical properties (particle size distribution, pore size, surface area, iodine numbers, sorption capacity).

iii.	Conditions of use (temperature, use rate, concentrations of gas components treated).

iv.	Impacts of fly ash (if tested).

ATTACHMENT 3 – STATEMENT OF PROJECT OBJECTIVES

A.	Objectives

The objective of this project is to determine the potential for mercury control on Public Service of New Hampshire’s (PSNH’s) Merrimack Station Unit 2 (MK2). This unit has demonstrated unusually limited native mercury capture for a bituminous coal combustor. The technical challenges include high flue-gas temperature through the ESP and high SCR-generated SO3 concentration, both of which impede mercury capture. This project will use sorbent injection and SO3 mitigation techniques to attempt to achieve mercury control of at least 50% beyond baseline capture in a cost effective manner. In addition to the mercury control target, this project will fill a data gap for this plant configuration, which also includes a cyclone boiler, SCR and an ESP with a small SCA.

B.	Scope of Work

To achieve the objectives stated above, a mercury sorbent injection system (SIS) and a mercury CEM system will be installed at MK2. This equipment, in conjunction with temporary field test equipment, will provide the means to conduct a series of screening, baseline and parametric tests to assess the potential for reducing mercury emissions by at least 50% above the baseline. The screening tests will quickly identify - using only flue gas slipstreams - mercury sorbents and SO3 additives that may provide the target levels of control. The successfully screened materials will then be injected parametrically at full scale to define the envelope of potential mercury control. Should a mercury control scheme be identified which satisfies the test objectives, DOE/NETL may approve a six-month long-term test to establish steady state operation and assess any maintenance and operational problems that may develop. Upon completion of the test phase of this project, ADA-ES will compose a comprehensive test report and participate in all required DOE/NETL functions, including technology transfer to the industry.

C.	Tasks To Be Performed

A work plan is proposed that will effectively accomplish the objectives and perform long-term testing at the optimum conditions. The program will be accomplished by following a series of technical tasks:

Task 1.	Site Coordination, Kick-Off Meetings, Develop Test Plan and QA/QC Plan
Task 2.	Design, Procure and Install Equipment
Task 2.1.	System Design and Procurement
Task 2.2.	Installation
Task 3.	Field Testing
Task 3.1.	Process Optimization and SO3 Co-Benefits Analysis
Task 3.2.	Sorbent Screening Tests
Task 3.3.	Baseline Tests
Task 3.4.	Parametric Tests
Task 3.5.	Choose Long-Term Test Parameters
Task 3.6.	Long-Term Test
Task 3.7.	Final Test Report

Task 4. Coal, Ash, and By-Product Sample Evaluation

Task 5. Technology Transfer

Task 6. Management and Reporting

Task 3, the field-testing tasks, is the heart of the program where mercury controls are actually tested and operating experience is gained. A brief description of each task follows.

Task 1. Site Coordination, Kick-Off Meetings, Develop Test Plan and QA/QC Plan

Efforts within this task include planning the tests with PSNH and DOE/NETL. The planning process includes meeting with plant, corporate, and environmental personnel to discuss and agree upon the overall scope of the program for the site, the potential impact on plant equipment and operation, and to gather preliminary information necessary to develop a detailed draft test plan and scope of work. Efforts include identifying any permit requirements, developing a quality assurance/quality control plan, identifying potential mercury and SO3 sorbents, finalizing the scope for each of the team members, and putting subcontracts in place for Ontario Hydro mercury measurement services.

Task 2. Design, Procure and Install Equipment

Task 2.1. System Design and Procurement

Some components are site-specific and, by necessity, will be provided by the host utility. These components must be sized and designed for the specific plant arrangements and ductwork configurations. Site-specific equipment includes the sorbent distribution manifold and sorbent injectors. Required site support includes installation of the injection and sampling ports (if not available), installation of required platforms and scaffolding, compressed air, electrical power, wiring plant signals including boiler load to the injection skid and control trailer, and balance of plant engineering. ADA-ES engineers will work with plant engineers to develop an installation and contractor bid package for installation activities, and work with the installation contractors. PSNH will be responsible for all permitting and any variance requirements.

ADA-ES will oversee installation and system checkout of the mercury control equipment. Procedures followed in this task will be similar to those used in the previous full-scale mercury control programs ADA-ES conducted for DOE (Phase I and II testing). The actual equipment installation, not including preparation tasks, is estimated to take three weeks.

Task 2.2. Installation

A scope of work will be developed and installation responsibilities will be divided between ADA-ES and PSNH. A typical work split is shown in Table 1.

Table 1. Proposed Scope of Work Split Between ADA-ES and PSNH

PSNH	ADA-ES
Install the SIS foundation	Prepare installation document
Install the SIS	Oversee installation of SIS
Install and/or inspect Sampling Ports	Install mercury analyzers
Provide utilities such as power, instrument quality air and water to testing locations and office trailers	Install office trailers
Arrange for safe access to sorbent injection and mercury sampling locations	Install sorbent screening device
Provide access to plant data

Task 3. Field Testing

Field testing shall cover a period of 13 months, and shall include in-situ mercury sorbent screening tests, baseline measurements, parametric tests, and long term tests. Performance will be measured by obtaining plant data, such as combustion parameters, back-end parameters, and CEMS data, and flue gas measurements, including real time and periodic mercury measurements and solids samples.

The nature of all sorbents to be tested under this project shall be provided to the DOE Project Officer prior to testing. The proprietary nature of such data shall be protected by DOE/NETL. All sorbents must receive prior approval by the DOE Project Officer prior to being tested under this project.

Task 3.1. Process Optimization and SO3 Co-Benefits Analysis

The first efforts to improve mercury capture shall be to evaluate potential changes to plant operating practices and additives to reduce SO3. As part of an ongoing corrosion mitigation program, PSNH has conducted short-term evaluations on several dry additives to reduce SO3, including powdered limestone, magnesium oxide, and hydrated lime. The project team will further investigate the potential of both wet and dry additives that can be injected either in the duct or into the boiler.

Task 3.2. Sorbent Screening Tests

The team shall conduct a series of sorbent screening tests on selected mercury sorbents and SO3 additives. Sorbent screening is conducted by running flue gas extracted from the boiler across beds of the selected sorbents. Results of this method of sorbent screening are good indications of full-scale performance, and will allow selection of the most promising sorbent for subsequent parametric tests.

Task 3.3. Baseline Tests

Upon completion of Tasks 3.1 and 3.2, and just prior to the commencement of the parametric test series, a series of baseline tests will be conducted. There shall be no injection of either mercury sorbent or other chemical additive. Baseline measurements shall include one set of a full suite of flue gas and solid sample measurements. These shall include ESP inlet and outlet Ontario Hydro mercury measurements, as well as measurements for SO3, particulate, halogens, and ammonia.

Task 3.4. Parametric Tests

The goal of the parametric tests is to evaluate the best candidate sorbents under similar operating conditions. Parametric tests occur at full scale by directly injecting the identified sorbent into the flue gas ductwork upstream of the electrostatic precipitator. Parameters to be varied include:

•	Mercury sorbents
•	Mercury sorbent injection concentrations
•	Unit combustion parameters
•	SO3 sorbents

The mercury CEM system will be the basis for all parametric test results.

Task 3.5. Choose Long Term Test Parameters

Upon completion of the parametric test series, ADA-ES will compile an informal report summarizing the results and conclusions of the testing to date. This report will provide the data and analysis necessary to guide the project team and DOE in choosing the system parameters for the long-term test.

Task 3.6. Long Term Test

After approval from the DOE COR, the selected sorbent from Task 3.5 will be continuously injected into the flue gas over a period of six months. This shall be done in conjunction with any operating changes or SO3 mitigating technologies agreed to in Task 3.5. This test period shall evaluate whether the mercury control scheme develops any long-term operational problems and whether mercury emission control is sustainable. Potential operational impacts that will be monitored include degradation of ESP performance, injection system performance, and contamination of fly ash.

Long-term test measurements shall include a full suite of flue gas and solid sample measurements. These shall include at least three ESP inlet and outlet Ontario Hydro mercury measurements, as well as measurements for SO3, particulate, halogens, and ammonia.

Task 3.7. Final Test Report

Upon completion of the field testing and receipt of the subsequent laboratory analyses, ADA-ES will issue a formal test report. The report will summarize all testing activities, results, economic analyses and conclusions.

Task 4. Coal, Ash, and By-Product Sample Evaluation

In conjunction with each of the baseline and parametric tests, solid samples of coal and ash will be taken for analysis and determining the impact on fly ash quality and quantity, as well as disposal. Coal samples shall be analyzed for ultimate, proximate and calorific value as well as mercury and chlorine content. Ash samples shall be analyzed for mercury content and LOI. In addition to the collection and analysis of samples needed for this project, samples shall be collected in accordance with DOE/NETL requirements. Such samples shall be made available for analysis at DOE/NETL’s discretion.

Task 5. Technology Transfer

Presentations will be made at selected conferences, with DOE approval, to increase exposure of the test results and receive comments on the applicability of the technology to the industry. Transferring the information generated during this program to the coal-fired utility customers will be an important part of the program.

Task 6. Management and Reporting

This task provides time for overall program management, and preparation of financial and administrative reports. This task will also support periodic meetings with DOE to discuss progress and obtain overall direction of the program from the DOE project manager.

D.	Critical Path Milestones (Milestone Plan/Status)

A Milestone Plan will be used as a planning tool to establish the time schedule for accomplishing the planned work. The Milestone Plan serves as the baseline for tracking performance of the project and identifies critical path project milestones (no less than 2 per calendar year) for the entire project. The initial Milestone Plan is listed below. Any changes required as the project advances will be submitted to the DOE Project Officer for review and approval.

Milestones	Target Date
1. Design, Procure, and Install Equipment.	October 2006
2. Complete Baseline Tests.	December 2006
3. Complete Parametric Tests.	February 2007
4. Complete Long-Term Testing.	November 2007
5. Submit Final Report.	Within 90 days of completion of project

During project performance, the Recipient will report the Milestone Status as part of the required quarterly Progress Report as prescribed under Attachment 4, Reporting Requirements Checklist, Section 4.A.7-Progress Report. The Milestone Status will present actual performance in comparison with Milestone Plan, and include:

1)	the actual status and progress of the project,
2)	specific progress made toward achieving the project’s critical path milestones, and
3)	any proposed changes in the projects schedule required to complete critical path milestones.

E.	Deliverables

Deliverables for this project will be submitted in accordance with the requirements of the “Federal Assistance Reporting Checklist”, that will be in the Cooperative Agreement.

In addition to the required submittals listed above, the following technical plans and reports will be issued:

1.	Task 1 – Draft Test Plan
2.	Task 1 – Final Test Plan
3.	Task 1 – Draft QA/QC Plan
4.	Task 1 – Final QA/QC Plan
5.	Task 3.7 – Draft Scientific/Technical Report

E.	Briefings and Technical Presentations

ADA-ES will provide project updates as necessary at the designated DOE/NETL facility. Additionally ADA-ES will present a technical paper at the DOE/NETL Annual Contractors’ Review Meeting. ADA-ES may also present project updates and results to New Hampshire officials and other stakeholders.

DOE F 4600.2	ATTACHMENT 4
(12/2004)
(All Other Editions are Obsolete)	U.S. Department of Energy
FEDERAL ASSISTANCE REPORTING CHECKLIST
AND INSTRUCTIONS

1. Identification Number: DE-FC26-06NT42780		2. Program/Project Title: ”Evaluation of Control Strategies to Effectively Meet 70-90% Mercury Reduction on an Eastern Bituminous Coal Cyclone Boiler with SCR”.
3. Recipient:
ADA-ES, Inc.
4. Reporting Requirements:		Frequency	No. of Copies	Addresses

A. MANAGEMENT REPORTING

☒ Progress Report		Q	Electronic	FITS@NETL.DOE.GOV
☒ Special Status Report		A	Version to NETL>

B. SCIENTIFIC/TECHNICAL REPORTING *
(Reports/Products must be submitted with appropriate DOE F 241. The 241 forms are available at www.osti.gov/elink.)

Report/Product	Form

☒ Final Scientific/Technical Report	DOE F 241.3	FG	Electronic Version to E-link>
☒ Conference papers/proceedings/etc.*	DOE F 241.3	A		http://www.osti.gov/elink-2413
☐ Software/Manual	DOE F 241.4
☒ Other				(Note-software/manual must be sent to award administrator- see instructions under section B-Software)
Topical	DOE F 241.3	A
* Scientific/technical conferences only

C. FINANCIAL REPORTING

☒ SF-269, Financial Status Report		Q, FG	Electronic
☐ SF-269A, Financial Status Report (Short Form)			Version	FITS@NETL.DOE.GOV
☐ SF-272, Federal Cash Transactions Report			To NETL>

D. CLOSEOUT REPORTING

☒ Patent Certification		FC	Electronic
☒ Property Certificate		FC	Version	FITS@NETL.DOE.GOV
☐ Other			To NETL>

E. OTHER REPORTING

☐ Annual Inventory Report of Federally Owned Property ☐ Other			Electronic Version To NETL>	FITS@NETL.DOE.GOV

FREQUENCY CODES AND DUE DATES:

        A - As required; see attached text for applicability.

        FG - Final; within ninety (90) calendar days after the project period ends.

        FC - Final - End of Effort.

        Q - Quarterly; within thirty (30) calendar days after end of the calendar quarter or portion thereof.

        S - Semiannually; within thirty (30) calendar days after end of project year and project half-year.

        YF - Yearly; 90 calendar days after the end of project year.

        YP - Yearly Property - due 15 days after period ending 9/30.

5. SPECIAL INSTRUCTIONS:

• The forms identified in the checklist are available at http://grants.pr.doe.gov. Alternate formats are acceptable provided the contents remain consistent with the form.

• See General Instructions for the Preparation and Submission of Reports (Jan 2005) on the following page.

GENERAL INSTRUCTIONS FOR THE PREPARATION AND SUBMISSION OF ELECTRONIC REPORTS (JAN 2005)

The Recipient must prepare and submit all scientific/technical reports (including conference papers/proceedings, journal articles, software, and topical reports, if applicable) via E-link at http://www.osti.gov/elink-2413 [see specific instructions below regarding form submittal and format]. If you have any technical problems with using E-Link or DOE Form 241.3, calls should be directed to OSTI at 865-576-1223. However, if your question is related to other submission issues, you should contact the award administrator identified under block 12 of the DOE F 4600.1 Notice of Financial Assistance Award face page.

For all other reports indicated on the “Federal Assistance Reporting Checklist” (including management, financial, closeout and other reporting), the Recipient must prepare and submit these via the internet at FITS@NETL.DOE.GOV.

Successful completion of this award is contingent upon submittal of the reports or items specified on the “Federal Assistance Reporting Checklist” in accordance with the following instructions:

Failure to follow these instructions can delay data entry of the report(s) into the NETL FEDERAL INFORMATION TRACKING SYSTEM (FITS) and result in the report being lost or considered delinquent.

The level of detail the Recipient provides in the reports must be commensurate with the scope and complexity of the effort and must be as delineated in the guidelines and instructions contained herein. The prime Recipient must be responsible for acquiring data from any contractors or sub recipients and ensuring that any information submitted is compatible with the requirements of the DOE.

GUIDELINES FOR ELECTRONIC SUBMISSION AND FILE FORMAT OF NON-SCIENTIFIC/TECHNICAL REPORTS (includes management, financial, closeout and other reporting).

Production of high-quality, electronic documents is dependent on the quality of the input that is provided. Thus, the Recipient must submit an electronic version of each report.

ELECTRONIC REPORTS MUST BE SUBMITTED IN THE ADOBE ACROBAT PORTABLE DOCUMENT FORMAT (PDF). ELECTRONIC REPORTS SUBMITTED IN A FORMAT OTHER THAN ADOBE WILL BE RETURNED AND THE REPORT CONSIDERED DELINQUENT. IN ADDITION, THERE CAN BE NO RESTRICTIONS ON THE PDF FILE SUBMITTED THAT WOULD AFFECT OUR ABILITY TO OPEN OR EDIT THE REPORT DOCUMENT. THEREFORE, THE ONLY SECURITY METHOD THAT WILL BE ACCEPTED IS THE ADOBE ACROBAT “NO SECURITY” OPTION. THIS WILL ENABLE US TO PROPERLY INDEX AND PROCESS REPORT FILES.

Each report must be one integrated file that contains all text, tables, diagrams, photographs, schematics, graphs, and charts. Files must not be write-protected or encrypted in any manner.

The electronic file(s) must be submitted via the Internet at: FITS@NETL.DOE.GOV. An e-mail message sent in conjunction with the file must contain the following information:

DOE Award Number

Type of Report(s)

Frequency of Report(s)

Reporting Period (if applicable)

Name of submitting organization

Name, phone number and fax number of preparer

A.	MANAGEMENT REPORTING (See Guidelines for Electronic Submission and File Format of Non-Scientific/Technical Reports)

PROGRESS REPORT

The Progress Report must provide a concise narrative assessment of the status of work and include the following information:

1.	The DOE award number and name of the recipient.

2.	The project title and name of the project director/principal investigator.

3.	Date of report and period covered by the report.

4.

Executive Summary- A well organized summary that highlights the important accomplishments and new knowledge realized from the project during the reporting period. It should be no less than one page and no more than two pages in length, and should be single spaced. This summary must be more comprehensive than the traditional “abstract” and identify noteworthy advancements in research, design, manufacture or commercialization of technology developments. Also, summarize important breakthroughs that resolve critical science and technology risks or development barriers.

5.

Results of work during reporting period- A detailed discussion of the progress performance. The format will be determined by the DOE Project Officer. (This section should not contain any proprietary or classified data, or other information not subject to public release. If such information is important to reporting progress, do not include the information in this electronic report. Such information MUST be submitted in a separate hard-copy appendix to this report as explained under the Supplemental Guidelines below).

A suggested format is:

Approach - this should describe, or reference all experimental, analytical and fabrication methods being used for the research and development efforts. It should also provide detail about materials and equipment being used. Standard methods can be referenced to the appropriate literature, where details can be obtained. Equipment should be described only if it is not standard, or if information is not available through the literature or other reference publications.

Results and Discussion - It is extremely important that this section includes enough relevant data, especially statistical data, to allow the project manager to justify the conclusions. With the relevant data, explain how the data was interpreted and how it relates to the original purpose of the research. Be concise in the discussion on how this research effort solved or contributed to solving the original problem. When investigation methods and/or procedures are being utilized for the first time, they must be described in detail. This description must contain detailed information on equipment and procedures utilized, as well as providing a rationale for their use and the accuracy of the method.

Conclusion - The conclusion should not simply reiterate what was already included in the “Results and Discussion” section. It should, however, summarize what has already been presented, and include any logical implications of how the successes are relevant to technology development in the future. This is extremely important, since “relevancy” continues to be a criterion of the program.

6.

This section should not contain any trade secrets, business sensitive or classified data, or other information not subject to public release. (This section should not contain any proprietary or classified data, or other information not subject to public release. If such information is important to reporting progress, do not include the information in this electronic report. Such information MUST be submitted in a separate hard-copy appendix to this report as explained under the Supplemental Guidelines below.

7.	STATUS REPORTING:

The following two sections of the Progress Report are to monitor uncosted obligations and project schedule/performance.

COST STATUS

The Cost Status reports the actual cost status of the award when compared with the original Baseline Cost Plan (i.e., the “Forecasted Cash Needs” originally provided on the SF-424A, Section D).

The suggested format for the Cost Plan/Status follows:

COST PLAN/STATUS

Baseline Reporting Quarter	YEAR 1 Start:		End:		YEAR 2 Start:		End:		YEAR 3 Start:		End:
	Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8	Q9	Q10	Q11	Q12
Baseline Cost Plan (from SF-424A)	(From 424A, Sect. D)				(From 424A, Sect. E)

Federal Share

Non-Federal Share

Total Planned (Federal and Non- Federal)

Cumulative Baseline Cost
Actual Incurred Costs

Federal Share

Non-Federal Share

Total Incurred Costs-Quarterly (Federal and Non-Federal)

Cumulative Incurred Costs
Variance

Federal Share

Non-Federal Share

Total Variance-Quarterly (Federal and Non-Federal)

Cumulative Variance

Notes:

The Baseline Cost Plan is the “Forecasted Cash Needs” provided on the original SF- 424A, Section D for the current Budget Period (by Calendar Year Quarter) and will not be changed. If there are variances in the baseline, provide a brief analysis and recommendation.

Adjusting the baseline cost requires agreement of the DOE.

For Actual Incurred Costs, the recipient will insert the total amount of actual costs incurred for the quarterly period being reported, comprised of the DOE share and Recipient share.

The Variance is derived by subtracting the actual costs from the planned baseline costs, including an analysis explaining the variance.

MILESTONE STATUS

The Milestone Status measures changes in schedule or completion status of the originally anticipated (planned) critical path milestones (as set forth in the Milestone Plan under Attachment 3-SOPO) and their actual completion dates.

The Milestone Plan/Status will:

(1)	Identify a set of clearly stated critical path project milestones (as contained under Attachment 3, SOPO),
(2)	Clearly depict the actual progress achieved toward planned milestones,
(3)	Identify any individual critical path milestone that was not met during the reporting period, and
(4)

Include a summary statement of the rationale for not meeting the milestone, a future date (Budget Period, calendar year and quarter) when the milestone will be met, the impact to the project of missing the milestone (i.e., schedule slippage, cost growth, other), and a plan to get back on schedule.

A suggested format for the Milestone Plan/Status is provided below:

MILESTONE PLAN STATUS

Task/ Subtask #	Critical Path Project Milestone Description	Project Duration - Start:									End:			Planned Start Date	Planned End Date	Actual Start Date	Actual End Date	Comments (notes, explanation of deviation from baseline plan)
		Project Year (PY) 1				PY 2					PY 3
		Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8	Q9	Q10	Q11	Q12

*	NO FEWER THAN TWO (2) MILESTONES SHALL BE INDENTIFIED PER CALENDAR YEAR

8.

A summary of all of the significant accomplishments during this reporting period. An “accomplishment” is a significant development or finding that advances the state-of-the-art with respect to the technology of interest or significantly contributes to the understanding of a concept or technology.

9.

Actual or anticipated problems or delays and actions taken or planned to resolve them. Identify any event causing a significant schedule slippage or cost growth; an environmental, safety, or health violation; or the achievement of or problems encountered for an important performance objective.

10.

A description of any product produced or technology transfer activities accomplished during this reporting period. Identify and describe any activities to transfer research results or developed technology to other research stakeholders or users of the technology, such as:

a.

Identify publications (list journal name, volume, issue); conference papers; or other public releases of results as required for submission under Conference Papers/Proceedings and Journal Articles below.

b.	Website or other Internet sites that reflect the results of this project.

c.	Networks or collaboration fostered.

d.	Technologies/Techniques.

e.	Inventions/Patent Applications.

f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

SPECIAL STATUS REPORT

The recipient must report the following events to the DOE Project Officer (identified in Block 11 of the Notice of Financial Assistance Award face page) by e-mail as soon as possible after they occur. The Special Status Report should document the incidents listed below:

1.	Developments that have a significant favorable impact on the project.

2.

Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.
b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

h.

Any incident which causes a significant process or hazard control system failure, or is indicative of one which may lead to any of the above defined incidents, is to be reported as soon as possible, but within 5 days of discovery.

The e-mail correspondence should include:

1.	Recipient’s name and address;
2.	Award title and number;
3.	Date;
4.	Brief statement of problem or event;
5.	Anticipated impacts; and
6.	Corrective action taken or recommended.

When an event results in the need to issue a written or verbal statement to the local media, the statement is to be cleared first; if possible, and coordinated with NETL Communications and Public Affairs Division, the DOE Project Officer and the Contracting Officer.

B.	SCIENTIFIC/TECHNICAL REPORTING (See Guidelines for Electronic Submission and Organization of Final Scientific/Technical and Topical Reports)

Scientific/Technical Reporting includes: Final Scientific/Technical Report, Topical Reports, Conference Papers/Proceedings, Software, and Journal Articles.

GUIDELINES FOR ELECTRONIC SUBMISSION AND ORGANIZATION OF FINAL SCIENTIFIC/TECHNICAL AND TOPICAL REPORTS

Electronic Submission. The final scientific/technical report and topical reports must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413.

Electronic Format. REPORTS MUST BE SUBMITTED IN THE ADOBE PORTABLE DOCUMENT FORMAT (PDF) AND BE ONE INTEGRATED PDF FILE THAT CONTAINS ALL TEXT, TABLES, DIAGRAMS, PHOTOGRAPHS, SCHEMATIC, GRAPHS, AND CHARTS. ELECTRONIC REPORTS SUBMITTED IN A FORMAT OTHER THAN ADOBE WILL BE RETURNED AND THE REPORT CONSIDERED DELINQUENT. IN ADDITION, THERE CAN

BE NO RESTRICTIONS ON THE PDF FILE SUBMITTED THAT WOULD AFFECT OUR ABILITY TO OPEN OR EDIT THE REPORT DOCUMENT. THEREFORE, THE ONLY SECURITY METHOD THAT WILL BE ACCEPTED IS THE ADOBE ACROBAT “NO SECURITY” OPTION. THIS WILL ENABLE US TO PROPERLY INDEX AND PROCESS REPORT FILES.

Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the DOE Award Administrator at the address listed in Block 12 of the Notice of Financial Assistance Award.

Submittal Form. The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” You can complete, upload, and submit the DOE F.241.3 online via E-Link. You are encouraged not to submit Protected EPAct Information in these electronic technical reports. These technical reports must also not contain any Limited Rights Data (such as trade secret, proprietary or business sensitive information), classified information, information subject to export control classification, or other information not subject to release. Such information must be submitted in a separate hard-copy appendix to the electronic technical and topical reports as explained under Supplemental Guidelines below.

Organization. The following sections should be included (as appropriate) in the final scientific/technical report and topical reports in the sequence shown. Any section denoted by an asterisk is required in all final technical and topical reports.

TITLE PAGE*--The Title Page of the report itself must contain the following information in the following sequence:

Report Title

Type of Report (Final Scientific/Technical or Topical)

Reporting Period Start Date

Reporting Period End Date

Principal Author(s)

Date Report was Issued (Month [spelled out] and Year [4 digits])

DOE Award Number (e.g., DE-FG26-05NT12345) and if appropriate, task number

Name and Address of Submitting Organization (This section should also contain the name and address of significant subcontractors/sub-recipients participating in the production of the report.)

DISCLAIMER*--The Disclaimer must follow the title page, and must contain the following paragraph:

“This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

ABSTRACT* -- should be a brief, concise summary of the report.

TABLE OF CONTENTS*

EXECUTIVE SUMMARY* -- this should be a well organized summary that highlights the important accomplishments of the research during the reporting period. It should be no less than one page and no more than two pages in length, and should be single spaced. This summary must be more comprehensive than the traditional “abstract.”

REPORT DETAILS -- The body of the final scientific/technical or topical report should address topics such as the following:

Experimental methods: Describe, or reference all experimental methods being utilized. Also provide detail(s) about materials and equipment used. Standard methods should reference the appropriate literature, where details can be obtained. Equipment should be described only if it is not standard, or if information is not available thru the literature or other reference publications.

Results and discussions: This section should include enough relevant data, especially statistical data, to allow the project manager to justify the conclusions. Explain how the data was interpreted and how it relates to the original purpose of the research. Be concise in the discussion on how this research effort solved or contributed to solving the original problem.

Conclusion: The conclusion should not simply reiterate what was already included in “Results and Discussion” but should summarize what has already been presented, and include any logical implications of how the successes are relevant to technology development in the future. This is extremely important, since “relevancy” continues to be a criterion of the program.

GRAPHICAL MATERIALS LIST(S)

REFERENCES

BIBLIOGRAPHY

LIST OF ACRONYMS AND ABBREVIATIONS

APPENDICES (IF NECESSARY)

SUPPLEMENTAL GUIDELINES

NETL cannot release technical reports that include Limited Rights Data (such as trade secret, proprietary or business sensitive information). Thus, if such information is important to technical reporting requirements, it must be submitted in a separate appendix to the electronic technical report. This appendix MUST NOT be submitted in an electronic format but rather submitted separately in TWO GOOD QUALITY PAPER COPIES when the electronic version of the sanitized technical report is submitted. The appendix must not be referenced in or incorporated into the sanitized technical report deliverable under the award. The appendix must be appropriately marked and identified. Only the legend provided in the Rights in Data clause in this award may be placed on the appendix. The appendix must be sent to:

NETL AAD DOCUMENT CONTROL

BUILDING 921

U.S. DEPARTMENT OF ENERGY

NATIONAL ENERGY TECHNOLOGY LABORATORY

P.O. BOX 10940

PITTSBURGH, PA 15236-0940

Further, if this award authorizes the recipient under the provisions of The Energy Policy Act of 1992 (EPAct) to request protection from public disclosure for a limited period of time of certain information developed under this award, the main body of electronic technical reports MUST NOT contain such Protected Information. TWO GOOD QUALITY PAPER COPIES of such information must be submitted to the address above in a separate appendix to the sanitized electronic version of the technical report. The appendix must not be referenced in or incorporated into, the sanitized technical report deliverable under the award. In accordance with the clause titled “Rights in Data-Programs Covered Under Special Data Statutes,” the appendix must be appropriately marked, including the date when the period of protection for the data ends. The EPAct appendix must be appropriately identified with the recipient’s name, award number, type of report (final or topical), and reporting period start and end dates.

Company Names and Logos -- Except as indicated above, company names, logos, or similar material should not be incorporated into reports.

Copyrighted Material -- Copyrighted material should not be submitted as part of a report unless written authorization to use such material is received from the copyright owner and is submitted to DOE with the report.

Measurement Units -- All reports to be delivered under this instrument must use the SI Metric System of Units as the primary units of measure. When reporting units in all reports, primary SI units must be followed by their U.S. Customary Equivalents in parentheses (  ). The Recipient must insert the text of this clause, including this paragraph, in all subcontracts under this award. Note: SI is an abbreviation for “Le Systeme International d’Unites.”

FINAL SCIENTIFIC/TECHNICAL REPORT

The Final Scientific/Technical Report must document and summarize all work performed during the award period in a comprehensive manner. It must also present findings and/or conclusions produced as a consequence of this work. This report must not merely be a compilation of information contained in other reports, but must present that information in an integrated fashion, and shall be augmented with findings and conclusions drawn from the research as a whole.

CONFERENCE PAPERS/PROCEEDINGS AND JOURNAL ARTICLES

Content. The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference (city, state, and country); (3) Date of conference (month/day/year); and (4) Conference sponsor.

CONFERENCE PAPERS, PROCEEDINGS AND JOURNAL ARTICLES, GENERATED BY A SMALL BUSINESS OR NONPROFIT ORGANIZATION

The Recipient must submit to DOE for review and approval all documents generated by the Recipient, or any subcontractor, which communicate the results of scientific or technical work supported by DOE under this award, whether or not specifically identified in the award, prior to submission for publication, announcement, or presentation. Such documents include conference papers, proceedings and journal articles. Upon completion of review, the DOE Project Officer will notify the Recipient of approval or recommended changes.

Electronic Submission. Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the NETL Intranet address at: FITS@NETL.DOE.GOV.

Electronic Format. Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on E-Link at http://www.osti.gov/elink-2413. This form is not required for non-scientific or non-technical conference papers or proceedings.

TOPICAL REPORTS

Topical reports are intended to provide a comprehensive statement of the technical results of the work performed for a specific task or subtask of the Statement of Project Objectives, or detail significant new scientific or technical advances. The topical report format should follow the guidelines set forth above for technical reporting.

C.	FINANCIAL REPORTING

FINANCIAL STATUS REPORT (STANDARD FORM 269 OR 269A)

This report is used for the Recipient to provide regular periodic accounting of project funds expended. The accounting may be on either a cash or accrual basis. Actual total expenditures and obligations incurred, but not paid, are reported for each reporting period for each major activity. Provision is made to identify the Federal and non-Federal share of project outlays for each identified activity.

D.	CLOSEOUT REPORTING

PATENT CERTIFICATION (DOE F 2050.11)

This certification must be completed with signature and scanned for submission.

This certificate submitted on DOE F 2050.11 is due immediately upon completion or termination of the award.

PROPERTY CERTIFICATION

This certification must be completed with signature and scanned for submission.

This certificate is due immediately upon completion or termination of the award. The recipient must attach to this certificate a final/completion inventory of all recipient acquired real estate, equipment, and materials/supplies as specified in the appropriate 10 CFR 600 Financial Assistance Regulation.

ATTACHMENT 5 – BUDGET PAGE(S)

OMB Approval No. 0348 0044

BUDGET INFORMATION -- Non-Construction Programs

SECTION A - BUDGET SUMMARY

Grant Program, Function, or Activity (a)	Catalog of Federal Domestic Assistance Number (b)	Estimated Unobligated Funds				New or Revised Budget
		Federal (c)		Non-Federal (d)		Federal (e)		Non-Federal (f)		Total (g)
1.	BP1						1,850,000		1,336,417		$3,186,417
2.	BP2						650,000		469,553		$1,119,553
3.										$
4.										$
5. TOTALS		$		$			$2,500,000		$1,805,970		$4,305,970
SECTION B - BUDGET CATEGORIES
6. Object Class Categories			GRANT PROGRAM, FUNCTION OR ACTIVITY								Total
			(1)		(2)		(3)		(4)		(5)
	a. Personnel		$241,213								$241,213
	b. Fringe Benefits - Included in j below
	c. Travel		119,551								119,551
	d. Equipment
	e. Supplies		100,000								100,000
	f. Contractual		591,000								591,000
	g. Construction									$
	h. Other		2,522,130								$2,522,130
	i. Total Direct Charges (Sum of 6a - 6h)		$3,573,894	$		$		$			$3,573,894
	j. Indirect Charges		732,076								732,076
	k. TOTALS (Sum of 6i & 6j)		$4,305,970	$		$		$			$4,305,970

7. Program Income

Authorized for Local Reproduction	Standard Form 424A (Rev. 7-97)

Prescribed by OMB Circular A-102

SECTION C - NON-FEDERAL RESOURCES
(a) Grant Program			(b) Applicant	(c) State	(d) Other Sources	(e) TOTALS
8.			$1,805,970				$1,805,970
9.						$
10.						$
11.						$
12.	TOTALS (sum of lines 8 and 11)		$1,805,970	$	$		$1,805,970
SECTION D - FORECASTED CASH NEEDS
		Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
13.	Federal	1,850,000	462,500	462,500	462,500		462,500
14.	Non-Federal	1,336,417	334,104	334,104	334,104		334,105
15.	TOTAL (sum of lines 13 and 14)	3,186,417	$796,604	$796,604	$796,604		$796,605
SECTION E - BUDGET ESTIMATES OF FEDERAL FUNDS NEEDED FOR BALANCE OF THE PROJECT
(a) Grant Program			FUTURE FUNDING PERIODS (Years)
			(b) First	(c) Second	(d) Third	(e) Fourth
16.			650,000
17.
18.
19,
20. TOTALS (sum of lines 16-19)			$650,000	$	$	$
SECTION 5 - OTHER BUDGET INFORMATION
(Attach additional Sheets if Necessary)
21.	Direct Charges:	$3,573,894	22. Indirect Charges:		$732,076
23.	Remarks:

Authorized for Local Reproduction	Standard Form 424A (Rev. 7-97)) Page 2